UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Ballard Power Systems Inc.
(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
9000 Glenlyon Parkway Burnaby, British Columbia Canada V5J 5J8 (Address of Principal Executive Offices)

Consolidated Share Option Plan Consolidated Share Distribution Plan
(Full titles of the plans)

DL Services Inc.
701 Fifth Avenue, Suite 6100
Seattle, Washington 98101
(Name and address of agent for service)
(206) 903-8800
 (Telephone number, including area code, of agent for service)

With a copy to
Randal R. Jones
Dorsey & Whitney LLP
701 Fifth Avenue, Suite 6100
Seattle, WA 98104
(206) 903-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐      Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)    Smaller reporting company☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, no par value(3)	8,411,014	$2.95	$24,812,491	$3,089
Common shares, no par value(4)	3,894,016	$1.79	$6,957,769	$866
Total			$31,770,261	$3,955

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the provisions of the plans.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and 457(c).  The proposed maximum aggregate offering price is based upon (a) the exercise prices for outstanding options under the Consolidated Share Option Plan (the "Option Plan") and (b) the average of the high and low prices of the common shares reported on NASDAQ on June 4, 2018 for common shares reserved for future option issuances under the Option Plan and for common shares reserved for issuance under the Consolidated Share Distribution Plan (the "Share Distribution Plan").

(3)	Represents common shares, without par value, issuable pursuant to the Option Plan and Share Distribution Plan.
(4)
Represents common shares, without par value, issuable pursuant to 3,894,016 outstanding options granted under the Option Plan, with a weighted average exercise price of Cdn$2.31 per share.  The amounts have been converted to U.S. dollars for purposes of this registration fee table based on the daily exchange rate reported by the Bank of Canada on June 4, 2018, which was Cdn$1.00 to $0.7735.

EXPLANATORY NOTE
This registration statement on Form S-8 registers 12,305,030 common shares of Ballard Power Systems Inc. (the "Registrant") that may be issued under the Option Plan or the Share Distribution Plan.

PART II.     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission")  are hereby incorporated in this registration statement by reference:

(a)	The Annual Report on Form 40-F for the year ended December 31, 2017, filed with the Commission on March 2, 2018;

(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 2017; and

(c)
The description of the Registrant's securities contained in the Registrant's registration statement on Form F-10 filed with the Commission on December 11, 2002, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.
Not Applicable.

Item 5.  Interests of Named Experts and Counsel.
Not Applicable.
Item 6.  Indemnification of Directors and Officers.
The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) the "Act").

Under Section 160 of the Act, an individual who:

•	is or was a director or officer of the Registrant,
•	is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or
•	at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, the heirs and personal or other legal representatives of that individual (collectively, an "eligible party"), may be indemnified by the Registrant against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an "eligible penalty") in which, by reason of the eligible party being or having been a director or officer of,
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or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) the eligible party is or may be joined as a party, or (b) the eligible party is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding ("eligible proceeding") to which the eligible party is or may be liable.  Section 160 of the Act also permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding.

Under Section 161 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately decided that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

•
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect to the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act in respect of the proceeding.

Under Section 164 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, order the Registrant to indemnify the eligible party or to pay the eligible party's expenses, despite Sections 160 to 163 of the Act.

The articles of a company may affect its power or obligation to give an indemnity or pay expenses.  As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.

The foregoing description is qualified in its entirety by reference to the Act.

The Registrant is a party to an indemnity agreement with each director and officer of the Registrant providing that if such director or officer is or was involved in any threatened, pending or completed eligible proceeding by reason of the fact that such director or officer is or was a director or officer of the Registrant, such
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director or officer will be indemnified and held harmless by the Registrant against all expense, liability and loss reasonably incurred or suffered by such director or officer in connection therewith.

Under the articles of the Registrant, the Registrant may purchase and maintain insurance for the benefit of any eligible party against any liability incurred by such party as a director, officer or person who holds or held an equivalent position.

The Registrant maintains directors' and officers' liability insurance.  The policies provide a maximum coverage in any one policy year of U.S. $30 million in annual claims (subject to deductibles of U.S. $200,000 to U.S. $500,000 per claim, payable by the Registrant).  The primary policy insures (a) the directors and officers of the Registrant against losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy), (b) the Registrant for payments made pursuant to the Registrant's indemnification of its directors and officers, and (c) the Registrant when it is directly named in a securities claim.  The excess policy insures the directors and officers of the Registrant against losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy).  The premiums for the policies are not allocated between directors and officers as separate groups.

Under the articles of the Registrant, subject to the provisions of the Act, the Registrant must indemnify a director or former director of the Registrant and the heirs and legal personal representatives of all such persons against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.  Each director and officer is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant's articles.  The failure of a director or officer of the Registrant to comply with the Act or the articles of the Registrant does not invalidate any indemnity to which such person is entitled under the Registrant's articles.

Insofar as indemnification for liabilities arising under the United States Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the United States Securities Act of 1933 and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.
Not Applicable.

Item 8.  Exhibits.
Exhibit Number	Exhibit
4.1	Consolidated Share Option Plan
4.2	Consolidated Share Distribution Plan
5.1	Opinion and Consent of Stikeman Elliott LLP
23.1	Consent of Stikeman Elliott LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP
24.1	Power of Attorney (included in signature page)

Item 9.  Undertakings.
(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, Province of British Columbia, Canada, on this 7th day of June, 2018.
BALLARD POWER SYSTEMS INC.

By:	/s/ R. Randall MacEwen
Name: R. Randall MacEwen
Title: President & Chief Executive Officer

POWERS OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints R. Randall MacEwen and Tony Guglielmin, or either of them, as the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), exhibits thereto, and other documents in connection therewith to this registration statement and any related registration statements necessary to register additional securities and to file the same with exhibits thereto and other documents in connection therewith with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ R. Randall MacEwen	President, Chief Executive Officer and Director	June 7, 2018
R. Randall MacEwen	(Principal Executive Officer)

/s/ Tony Guglielmin	Vice President and Chief	June 7, 2018
Tony Guglielmin	Financial Officer (Principal Financial
Officer and Principal Accounting Officer)

/s/ Douglas P. Hayhurst	Director	June 7, 2018
Douglas P. Hayhurst

/s/ Duy-Loan Le	Director	June 7, 2018
Duy-Loan Le

/s/ Marty Neese	Director and Authorized United States Representative	June 7, 2018
Marty Neese

/s/ James Roche	Director	June 7, 2018
James Roche

/s/ Ian Sutcliffe	Director	June 7, 2018
Ian Sutcliffe

/s/ Janet Woodruff	Director	June 7, 2018
Janet Woodruff

EXHIBIT INDEX
Exhibit Number	Exhibit
4.1	Consolidated Share Option Plan
4.2	Consolidated Share Distribution Plan
5.1	Opinion and Consent of Stikeman Elliott LLP
23.1	Consent of Stikeman Elliott LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP
24.1	Power of Attorney (included in signature page)